Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CENTERSTATE BANKS, INC.

Pursuant to Sections 607.1003 and 1006, Florida Statues, the Articles of Incorporation of CenterState Banks, Inc. are hereby amended as follows:

FIRST: Section A(1) of Article IV of the Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1) Common Stock. The aggregate number of shares of Common Stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 100,000,000 with a par value of $0.01 per share.

SECOND: The foregoing amendment was approved by the holders of Common Stock of the Corporation, being the sole voting group entitled to vote on the amendment, on December 15, 2009, and the number of votes cast for the amendment by such shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 15th day of December, 2009.

CENTERSTATE BANKS, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer

STATE OF FLORIDA

COUNTY OF POLK

The foregoing instrument was acknowledged before me this 15th day of December, 2009, by Ernest S. Pinner, Chairman, President and Chief Executive Officer of CenterState Banks, Inc., a Florida corporation on behalf of the corporation.

/s/ Joan A. Lee
Printed Name:	Joan A. Lee
Notary Public, State of Florida

Personally Known ☒ or Produced Identification ☐

Type of Identification Produced